EXHIBIT 99
                                                                      ----------

THE NAUTILUS GROUP

FOR IMMEDIATE RELEASE
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CONTACTS: The Nautilus Group, Inc.          Investor Relations Inquiries:
          ------------------------          -----------------------------
          Rod Rice                          John Mills
          Chief Financial Officer           Integrated Corporate Relations, Inc.
          360-694-7722                      562-256-7049-203-222-9013



                THE NAUTILUS GROUP ANNOUNCES INITIAL DIVIDEND AND
                       AUTHORIZES STOCK REPURCHASE PROGRAM

VANCOUVER, WA - January 29, 2003 -The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, announced today that its Board of Directors declared an annual dividend and has authorized a share repurchase program.

The Board of Directors has declared a $0.40 per share annual dividend payable quarterly. The initial quarterly dividend of $0.10 per share will be payable March 10, 2003, to shareholders of record at the close of business on February 20, 2003.

"Declaring a dividend demonstrates the Board's confidence in the Company's long-term growth plans and continued strong operating cash flow. Management is pleased to be able to return profits to our shareholders while continuing to expand the reach of existing products and introducing new health and fitness products to the direct, commercial and retail marketplace," said Brian Cook, Chief Executive Officer of The Nautilus Group.

In addition, the Board of Directors authorized management to repurchase up to $50 million of the Company's common stock in open-market transactions from February 10, 2003 through June 30, 2003, with the terms of the purchases to be determined by management based on market conditions.

Rod Rice, Chief Financial Officer of The Nautilus Group stated, "Given our strong balance sheet and expected operating cash flow in 2003, we believe today's buyback is in the best interest of shareholders. Along with investments in our core business, we believe that repurchasing shares at current levels will yield the best return for investors relative to other investment alternatives."

For the year 2003, The Nautilus Group projects operating cash flow to be in the range of $85 to $95 million. The Company's cash and short-term investments are projected to be between $47 and $49 million as of December 31, 2002. Actual fourth quarter and year-end results for the full year of 2002 will be discussed on the Company's earnings conference call, February 6, 2003 at 5:00 pm EST.

ABOUT THE NAUTILUS GROUP

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn and StairMaster brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.



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From time to time, The Nautilus Group may issue forward-looking statements relating to its products and services, including statements regarding its Bowflex, Nautilus, Schwinn Fitness, and StairMaster businesses. Factors that could affect The Nautilus Group's actual results include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, growth management challenges including the growth resulting from the acquisition of the assets of Schwinn Fitness in September 2001 and StairMaster in February 2002, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate the StairMaster business and any other acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.